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                        For:                DECKERS OUTDOOR CORPORATION

                        Company Contact:    Scott Ash
                                            Chief Financial Officer
                                            (805) 967-7611

                        Investor Relations: Integrated Corporate Relations, Inc.
                                            Chad A. Jacobs/Brendon E. Frey
                                            (203) 222-9013


          DECKERS OUTDOOR CORPORATION ANNOUNCES DEFINITIVE AGREEMENT TO
                                  ACQUIRE TEVA


GOLETA, Calif. (October 11, 2002) -- Deckers Outdoor Corporation (NASDAQ: DECK) today announced that it has entered into a definitive agreement to acquire Teva, the leading sport sandal brand in the footwear industry from Mark Thatcher, the inventor of the Teva sport sandal and owner of the Teva patents and trademarks, in a cash and stock transaction expected to be completed in the fourth quarter of 2002. As a result of the acquisition, Deckers will own virtually all of the Teva worldwide assets including all patents, tradenames, trademarks and all other intellectual property, as well as Teva's existing catalog and internet retailing business. The Company expects the transaction to be accretive to net income by approximately $1,000,000 in 2003, but is not yet able to determine the eventual impact on earnings per share until the closing date, when the conversion feature of the preferred stock is priced.

The acquisition price is approximately $62.0 million. Deckers will pay cash in the amount of $43.0 million and will issue to Mr. Thatcher subordinated notes of $13.0 million, preferred stock of $5.5 million, 100,000 shares of common stock currently valued at approximately $0.3 million and options to purchase 100,000 shares of common stock, valued at approximately $0.2 million. The $13.0 million of subordinated notes will carry a coupon interest rate of 7% and an additional 2% interest which is to be accrued and paid at the maturity date in 2008. The $5.5 million of preferred stock pays no dividends unless dividends are declared and paid on the Company's common stock, is callable by the Company within the next three years at face amount plus an additional 10% per year and is convertible into common stock by the holder after three years, if it is still outstanding, at a conversion price which approximates the fair market value at the closing date. In addition, the preferred stock provides the holder with the right to designate one member of the Company's Board of Directors.

Deckers has been selling the Teva line of sport sandals since 1985 under license agreements with Mr. Thatcher. Sales of Teva footwear accounted for approximately 67% of Deckers' total sales in 2001.

Deckers also expects the acquisition to be accretive to its fiscal 2003 earnings before interest, taxes, depreciation and amortization ("EBITDA") by approximately $6 million, primarily as a result of the elimination of approximately $5 million of minimum annual royalties under the existing Teva license agreement. In addition, Deckers plans to further develop the acquired catalog and internet retailing business which had sales in excess of $3 million and earnings before income taxes of approximately $700,000 in 2001. Longer term, the Company believes it will be able to leverage the strong Teva brand name by selectively expanding into apparel, accessories, and other outdoor-related products, which the Company expects to accomplish primarily through licensing arrangements.

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"This transaction represents a key milestone in the history of our Company,"
stated Douglas Otto, Chairman and Chief Executive Officer of Deckers. "Over the past two decades, Teva has grown from a technical, sport-specific sandal into the dominant brand in a category it created nearly 20 years ago. We are just beginning to leverage Teva beyond sport sandals into additional categories such as hiking, trail running, amphibious and other rugged outdoor footwear. This acquisition allows us to take a long-term approach to our marketing and product development, especially in connection with our recent expansion into new footwear categories. In addition, this deal ensures Deckers' ability to continue to sell Teva footwear in perpetuity, removing any uncertainty about Deckers' ability to sell Teva footwear beyond the 2004 license renewal date. We look forward to capitalizing on the new opportunities that will now be available to us."

The Company intends to finance the $43.0 million cash component of the acquisition through the use of existing cash on hand, senior debt provided by Comerica Bank and the issuance of $12 million to $14 million of senior subordinated notes to an unaffiliated third party. The senior debt provided by Comerica Bank includes a $7 million term note with two-year amortization and a $20 million revolving credit facility due in two years. The senior subordinated notes will include a 12% coupon interest rate and an additional 4.75% interest which is to be accrued and paid at the maturity date in 2008.

Mr. Otto continued, "We now have the ability to fully capitalize on the strength of the Teva name and further evolve into a true performance and lifestyle brand for the active outdoor enthusiast. This transaction will enable us to control our flagship brand, increase our product offerings, pursue licensing opportunities outside of footwear and transform our Company from a licensee to a lifestyle brand owner. Financially it will eliminate all royalty payments on Teva, add incremental sales and gross profit through the catalog and internet retailing business and introduce new licensing opportunities, resulting in enhanced future sales and earnings power."

Mr. Thatcher, commented, "I've enjoyed working with Deckers over the years. Together, we have built Teva into one of the top brands in the outdoor industry. Given my experiences with Deckers, I am confident in their ability to continue the success of the brand."

Mr. Otto concluded, "After licensing the rights from Mark over the past 17 years, during which time Teva has enjoyed tremendous growth, we look forward to taking this brand and our company to the next level. I would like to thank Mark for his leadership and professionalism throughout the course of our licensing agreements and I look forward to his continued involvement and direction."

Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and Ugg brand names.

*This press release contains a number of forward looking statements, such as the Company's estimates regarding incremental net income expected to result from the Teva acquisition for the fiscal year ending December 31, 2003, expectations regarding incremental EBITDA for 2003, potential for future Teva licensing opportunities, expectations regarding the success of the Teva catalog and internet retailing business and expectations regarding financing the Teva acquisition transaction. These forward-looking statements are based on the Company's expectations as of today, October 11, 2002. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. The Company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement. In addition, such forward-looking statements involve known and unknown risks,

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uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Among the factors which could impact results are the general economic conditions, world events and the strength or weakness in the retail environments in which the Company's products are sold, including the catalog and internet retailing market. In addition, the Company's sales are highly dependent on consumer preferences, which are difficult to assess and can shift rapidly. Any shift in consumer preferences away from one or more of the Company's product lines could result in lower sales as well as obsolete inventory, both of which could adversely affect the Company's results of operations, financial condition and cash flows. The Company is also dependent on its customers continuing to carry and promote its various lines. Availability of products can also affect the Company's ability to meet its customers' orders. Sales of the Company's Teva(R) products are very sensitive to weather conditions. Extended periods of unusually cold weather during the spring and summer could adversely impact demand for the Company's Teva(R) line. The success of the Company's expansion into new footwear categories, the addition of products outside of footwear including apparel, accessories and related products, and the overall success of the Company's ability to license the Teva name to other products is highly dependent on the popularity and consumer acceptance of the Teva brand in these new markets, as well as the Company's ability to identify and properly manage acceptable licensees. In addition, the Company's ability to secure and maintain all necessary financing for the acquisition is dependent on the Company obtaining a final commitment letter from the subordinated lender, and the final satisfaction to the senior and subordinated lenders that no material adverse changes occur prior to funding. In the event that either the senior lender or the subordinated lender does not ultimately provide the necessary financing, the Company will need to find alternative financing sources. There are no assurances that the Company would be able to replace the contemplated financing on acceptable terms in a timely manner. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the 2001 Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q or this news release.